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                     Opinion of Gibson, Dunn & Crutcher LLP

                                                                   Exhibit 5.1

                                 April 12, 2002

(213) 229-7000                                                     C 87007-01408

 Standard Pacific Corp.
 15326 Alton Parkway
 Irvine, California  92618

         Re:      Standard Pacific Corp.

 Dear Ladies and Gentlemen:

          We have acted as counsel to Standard Pacific Corp., a Delaware corporation (the "Company"), in connection with the issuance and sale by the company of $150,000,000 principal amount of its 9 1/4% Senior Subordinated Notes due 2012 (the "Securities") pursuant to an indenture, dated as of April 10, 2002 (the "Supplemental Indenture"), between the Company and Bank One Trust Company, N.A. as trustee (the "Trustee"). The Securities are to be issued and offered from time to time pursuant to a Registration Statement on Form S-3, File No. 333-52732 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), as supplemented by a Prospectus Supplement, filed with the Commission on April 12, 2002. The Securities are to be publicly offered and sold by Credit Suisse First Boston Corporation, Banc of America Securities LLC, Salomon Smith Barney Inc. and Banc One Capital Markets, Inc. (collectively, the "Underwriters"). The Securities will be acquired by the Underwriters pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement"), dated April 10, 2002 between the Company and the Underwriters.

          For the purposes of the opinions set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with the issuance and sale of the Securities. We have also made such other factual and legal inquiries and examinations as we deemed necessary and appropriate under the circumstances. In arriving at the following opinions, we have relied, among other things, upon our examination of such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate. In such examination, we

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 have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

          Based upon the foregoing examination and in reliance thereon, and subject to the assumptions, qualifications and limitations set forth herein and relying on statements of fact contained in the documents that we have examined and subject to the completion of the proceedings to be taken by the Company, the Trustee and the Underwriters prior to the sale of the Securities, it is our opinion that the Securities, when duly authorized, executed, issued, delivered and paid for in accordance with the terms of the Supplemental Indenture and the Underwriting Agreement (assuming due execution and delivery of the Supplemental Indenture and authentication of the Securities by the Trustee and payment for the Securities by the Underwriters), will be validly issued and binding obligations of the Company.

          Our opinion is subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement and other laws affecting creditor's rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers; (ii) the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and (iii) our assumption that there exist no agreements, understandings or negotiations among the parties to the Supplemental Indenture or to the Underwriting Agreement that would modify the terms of either thereof or the respective rights or obligations of the parties thereunder.

          We render no opinion herein as to matters involving the laws of any jurisdiction other than the present laws of the United States of America and the present laws of the State of New York and the present judicial interpretations thereof and to the facts as they presently exist. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

          We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus Supplement that forms a part of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission under the Securities Act.

                                Very truly yours,


                                /s/ Gibson, Dunn & Crutcher LLP

                                GIBSON, DUNN & CRUTCHER LLP

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